EXHIBIT 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

NEENAH PAPER ANNOUNCES DIVIDEND

AND NOVEMBER 8, 2006 RELEASE DATE FOR THIRD QUARTER RESULTS

ALPHARETTA, GEORGIA – October 17, 2006 – Neenah Paper, Inc. (NYSE:NP) today announced it will release 2006 third quarter financial results on Wednesday, November 8, after the closing of the New York Stock Exchange. The company will hold a webcast to discuss earnings and business results at 11 a.m. (EST) on Thursday, November 9. Interested parties are invited to listen to the webcast live or obtain the call-in number via the company’s internet site at www.neenah.com. Replays of the webcast will be available through the same site until November 30.

In addition, the company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.10 per share on the company’s common stock. The dividend will be paid on December 4, 2006 to stockholders of record as of close of business on November 10, 2006.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA®, MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan, Nova Scotia, Canada, and Bruckmühl, Feldkirchen-Westerham and Lahnstein, Germany. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.